Exhibit 3.1

AMERICAN LOCKER GROUP INCORPORATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

American Locker Group Incorporated, a Delaware corporation (the “Corporation”), in accordance with the provisions of Sections 103 and 151 of the Delaware General Corporation Law (the “DGLC”) does hereby certify that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the following resolution creating a series of 100,000 shares of Preferred Stock designated as “Series D Preferred Stock” was adopted by the Board of Directors at a meeting duly convened on August 9, 2014:

RESOLVED, that the officers of the Corporation be and hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the following resolution and the provisions of the DGLC; and

FURTHER RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

A.     Designation and Amount.     A series of Preferred Stock is established and given the distinctive designation “Series D Preferred.” This series is to consist of 100,000 shares, of which the relative rights and preferences, and the qualifications, limitations or restrictions of such rights and preferences, shall be as follows:

B.     Definitions. As used in herein, unless the context otherwise requires, the following terms have the respective meanings set forth below:

“Common Stock” shall mean the common stock of the Corporation, $1.00 par value per share.

“Conversion Date” shall mean December 8, 2014.

“Conversion Price” shall mean $1.00.

“Liquidating Event” shall mean any (i) sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; (ii) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (iii) any merger, consolidation, share exchange, or reorganization of the Corporation in which the persons who are stockholders of the Corporation, immediately before such merger, consolidation, share exchange, or reorganization own less than 50% of the outstanding voting securities of the surviving entity in such merger, consolidation, share exchange, or reorganization; or (iv) any transaction or series of related transactions to which the Corporation is a party involving the transfer of shares of capital stock of the Corporation if, as a result of such transfer, the persons who are stockholders of the Corporation immediately before such transfer, own less than 50% of the aggregate shares of capital stock of the Corporation entitled to vote on matters submitted to the holders of Common Stock of the Corporation; provided, however, that a Liquidating Event shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash or other property is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

“Majority of the Holders” shall mean persons holding more than 60% of the outstanding shares of Series D Preferred.

“Series D Original Issuance Price” shall mean $5.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalizations with respect to the Series D Preferred.

“Series D Redemption Price” shall mean the sum of $5.00 per share of Series D Preferred.

C.     Dividends. The holders of Series D Preferred shall be entitled to receive, out of the funds of the Corporation legally available therefor, and the Corporation shall be bound to pay thereon, in preference to the holders of any other class of capital stock, or series thereof, of the Corporation, including, without limitation, the Common Stock, cash dividends at the annual rate of 6% per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred). Whether or not declared, such dividends shall commence to accrue on the date any shares of the Series D Preferred are first issued and become outstanding; provided, however, that except as set forth in Section C or Section F, such accruing Dividends shall be payable only when and if declared by the Board of Directors, and the Corporation shall be under no obligation to pay such accruing Dividends. Dividends shall be cumulative, so that if, at any time, dividends upon the outstanding Series D Preferred shall not have been paid and a sum sufficient for the payment thereof set apart for such payment, the amount of the deficiency shall accrue and the aggregate deficiency shall be fully paid, or dividends in such amount declared and a sum sufficient for the payment thereof set apart for such payment, for all prior periods before any sum or sums shall be paid or set aside as dividends for any other class, or series thereof, of capital stock of the Corporation. If the dividend on the Series D Preferred for any dividend period shall not have been paid or set apart in full, no asset which is by law available for the payment of dividends shall be paid or set aside for the purchase or redemption of any class of capital stock (except the Series D Preferred), or any series thereof, of the Corporation, unless a Majority of the Holders give their written consent. Notwithstanding the foregoing, nothing contained herein shall restrict the ability of the Corporation to purchase or redeem shares of Series D Preferred.

D.     Redemption.

1.     Optional Redemption. Subject to the provisions of this Section D, and applicable law, the Company shall have the right, but not the obligation, to redeem the Series D Preferred at any time, in whole or in part, at a price per share equal to the Redemption Price plus accrued and unpaid dividends. The redemptions made pursuant to this Section D shall be made from each holder of record on the date of the notice of redemption, on a pro rata basis, at the Redemption Price.

2.     Redemption Procedure.

(a)     Notice of every redemption of Series D Preferred shall be given by mailing such notice not less than twenty (20) nor more than fifty (50) days prior to the date on which such redemption is to occur (the “Redemption Date”) to each holder of record of shares of Series D Preferred to be so redeemed, and shall be sufficiently given if the Corporation shall cause a copy thereof to be mailed to such holders of record at their respective addresses as the same shall appear on the books of the Corporation, by first class mail, postage prepaid; provided, however, that the failure to mail such notice to one or more of such holders shall not affect the validity of such redemption as to the holders to whom the notice was mailed. If less than all of the outstanding Series D Preferred is to be redeemed, the redemption may be made pro rata, by lot or in such other equitable manner as may be prescribed by resolution of the Board of Directors.

(b)     Subject to the foregoing and to the provisions contained in this Section D, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which Series D Preferred shall be redeemed from time to time.

(c)     If any such notice of redemption shall have been duly given or if the Corporation shall have granted to a bank or trust company an irrevocable written authorization promptly to give or complete such notice and pay all amounts due to holders of shares (as evidenced by a list of holders of such shares certified by the president or a vice president and by the secretary or an assistant secretary of the Corporation) called for redemption and if, on or before the Redemption Date specified therein, all funds necessary for such redemption (including an amount equal to any accrued but unpaid dividends thereon to the Redemption Date) shall have been deposited by the Corporation with such bank or trust company designated in such notice, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit (or from and after the redemption date if such notice shall fail to state that the holders of the shares called for redemption may receive their redemption price at any time after such deposit), all shares with respect to which such deposit shall have been made shall no longer be deemed to be outstanding and all rights with respect to such shares shall cease and terminate, except for the right of the holders of the certificates, upon surrender thereof, to receive the Series D Redemption Price, plus all accumulated but unpaid dividends, out of the funds so deposited, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

(d)     Any funds so set aside or deposited, as the case may be, and unclaimed at the end of six years from such Redemption Date shall be released or repaid to the Corporation to be held for the benefit of such holder, after which the holders of the shares so called for redemptions shall look only to the Corporation for the payment thereof.

3.     Cancellation of Redeemed Shares. Any shares of Series D Preferred redeemed, purchased or otherwise acquired by the Corporation shall be deemed canceled and may not under any circumstances thereafter be reissued as Series D Preferred or any other class of capital stock, or otherwise disposed of by the Corporation, and the Corporation shall from time to time and at least once each year cause all such shares to be canceled in the manner provided by law.

E.     Voting Rights.

1.     Class Voting. So long as any shares of Series D Preferred shall be outstanding, the Corporation shall not, without the affirmative vote of a Majority of the Holders, voting as a class, amend, alter or change the powers, preferences or rights given to the holders of any of the Series D Preferred so as to affect adversely the preferences, special rights or powers of any of the Series D Preferred, or authorize, create or issue any class of stock ranking, either as to payment of dividends or distribution of assets, senior to, or on a parity with, any of the Series D Preferred outstanding or authorize the merger or consolidation of the Corporation or the sale of all or substantially all of its assets.

2.     Matters Submitted to Holders of Common Stock. The holders of Series D Preferred shall have no voting rights, except upon matters for which a class vote is specifically required by law or as provided in this Section E.

F.     Conversion

1.     Optional Conversion. After the Conversion Date, the registered holders (or their permitted assignees or transferees) of the Series D Preferred shall have the option to convert each share of Series D Preferred into that number of shares of Common Stock as is determined by dividing (i) the Series D Original Issuance Price by (ii) the Conversion Price. The shares into which each share of Series D Preferred shall be convertible (the “Underlying Shares”), and the Conversion Price, shall be subject to adjustment from time to time, as provided herein.

2.     Exercise of Optional Conversion Privilege. To exercise the conversion privilege, the registered holder (or his permitted assignees) hereof shall surrender to the Corporation the certificates evidencing the shares of Series D Preferred to be converted, accompanied by duly executed instruments of assignment and transfer in blank, if required by the Corporation. In addition, the shares of Series D Preferred surrendered for conversion shall be accompanied by a written letter of instruction, executed by the holder of such shares, which requests such conversion and states the name, address and taxpayer identification number of the person in whose name certificates of Common Stock are to be issued and registered. Upon such surrender, the Corporation shall issue and deliver to the holder of the shares of Series D Preferred surrendered for conversion a certificate or certificates for the full number of Underlying Shares issuable hereunder. The person in whose name the certificate(s) for Common Stock is to be issued shall be deemed to have become a holder of record of such Common Stock on the date of surrender. Such conversion shall be deemed to have been made as of the close of business on the date that shares of Series D Preferred shall have been surrendered for conversion. The rights of the holder of such shares of Series D Preferred surrendered for conversion, as a holder thereof, shall cease at such time, and the person or persons entitled to receive shares of Common Stock upon conversion shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock as of the close of business on such date.

If any shares of Series D Preferred are surrendered for conversion on a date when the stock record and transfer books of the Corporation shall be closed, the person in whose name the certificate or certificates of Common Stock for such shares are to be issued shall be deemed the record holder thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock record and transfer book are open, and the Shares of Series D Preferred surrendered shall not be deemed to have been converted into Common Stock until such time for purposes of determining whether any rights attach or dividends are payable thereon.

3.     Adjustment of Underlying Shares Following Adjustment in Conversion Price. The Conversion Price shall be subject to adjustment from time to time as provided in Section F(4). Upon each adjustment of the Conversion Price, except pursuant to Section F(4)(c) and F(4)(d), holders of Series D Preferred shall thereafter be entitled to convert each share of Series D Preferred into the number of shares of Common Stock (calculated to the nearest whole shares pursuant to Section F(4)(d)) determined by dividing the Series D Original Issuance Price by the Conversion Price resulting from such adjustment.

4.     Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as set forth below.

(a)     Stock Dividends, Etc. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series D Preferred is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Conversion Price shall be appropriately adjusted to reflect such actions (unless the Conversion Price already reflects such action).

(b)     Combination of Stock. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series D Preferred is decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the Conversion Price shall be appropriately adjusted to reflect such actions (unless the Conversion Price already reflects such action).

(c)     Reorganizations, etc. Subject to the provisions of Section G, in case of any capital reorganization of the Corporation, or of any reclassification of the Common Stock, or in case of the consolidation of the Corporation with or the merger of the Corporation with any other person or of the sale, lease or other transfer of all or substantially all of the assets of the Corporation to any other person, the Series D Preferred shall, after such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer, be convertible into the number of shares of stock or other securities or property to which the Common Stock issuable (at the time of such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer) upon conversion of the Series D Preferred would have been entitled to receive upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer if such exercise had taken place; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holder of the Series D Preferred shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the Series D Preferred. The subdivision or combination of shares of Common Stock issuable upon conversion of the Series D Preferred at any time outstanding into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock of the Corporation for the purposes of this clause (c).

(d)     Rounding of Calculations; Minimum Adjustment. All calculations under this Section F shall be made to the nearest cent or to the nearest whole share, as the case may be. Any provision of this Section F(4) to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more. In case the Corporation shall at any time issue shares of Common Stock in any transaction described in Section F(4)(a) or F(4)(b), such amount of $0.01 per share (as theretofore increased or decreased, if such amount shall have been adjusted in accordance with the provisions of this Section F(4)(d)) shall forthwith be proportionately increased in the case of a transaction described in Section F(4)(b) or decreased in the case of a transaction described in Section F(4)(a) so as appropriately to reflect such transaction.

(e)     Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section F(4) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event the issuance of additional shares of Common Stock or other property issuable or deliverable upon exercise by reason of the adjustment required by such event over and above the shares of Common Stock or other property issuable or deliverable upon such exercise before giving effect to such adjustment; provided, however, that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares or other property, and such cash, upon the occurrence of the event requiring such adjustment.

(f)     Information Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section F(4), the Corporation shall forthwith file at the offices of the Corporation a statement showing in detail the facts requiring such adjustment and stating whether the adjustment was made in the Conversion Price, the amount of both the Conversion Price, and the new number of Underlying Shares issuable that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be given to the holders of the Series D Preferred. Each such statement shall be signed by the Corporation’s chief financial or accounting officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section F(4)(g).

(g)     Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (c) of Section F(4), the Corporation shall give notice to the holders of the Series D Preferred, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property that shall be deliverable upon conversion of the Series D Preferred. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action.

G.     Liquidation Preference.

Subject to the remaining provisions of this Section G, in the event of any Liquidating Event, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Series D Preferred shall be entitled to receive, out of the remaining net assets of the Corporation, an amount per share equal to the Series D Redemption Price, plus all accrued but unpaid dividends thereon, in cash for each outstanding Released Share, before any distribution or payment shall be made to the holders of shares of any other classes of capital stock of the Corporation. Upon the occurrence of a Liquidating Event, and after payment or provision for payment of the debts and other liabilities of the Corporation, if the assets of the Corporation available for distribution to the stockholders shall be insufficient to permit the payment to the holders of shares of Series D Preferred of an amount equal to the Series D Redemption Price, plus all accrued but unpaid dividends, then the entire assets of the Corporation shall be distributed ratably among the holders of Series D Preferred then outstanding and entitled to a distribution according to the numbers of shares held by each. After payment in full to the holders of Series D Preferred, the holders of Common Stock shall be entitled, to the exclusion of the holder of Series D Preferred, to share ratably in the remaining assets of the Corporation in accordance with the numbers of shares held by each (determined on an as-converted basis).

In the event of any Liquidating Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive transaction agreement entered into in connection with the Liquidating Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section G as if the Initial Consideration were the only consideration payable in connection with such Liquidating Event and (b) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section G after taking into account the previous payment of the Initial Consideration as part of the same transaction.

No provision of this Section G shall in any manner, prior to any sale of all or substantially all of the assets of the Corporation or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, create or be considered or deemed to create any restriction upon the surplus of the Corporation or prohibit the payment of dividends on the capital stock of the Corporation out of the funds of the Corporation legally available therefor, nor shall any such restriction or prohibition be in any manner implied from the provisions of this Section G.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 9th day of August, 2014.

AMERICAN LOCKER GROUP INCORPORATED

/s/ Anthony B. Johnston
Name: Anthony B. Johnston
Title: Chief Executive Officer

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